Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Tony Mezza

Zep Inc.

404-603-7762

Zep Inc. Reports Improved First Quarter Results

Acquisitions Continue to Drive Revenue and EBITDA Growth

Compared with the first quarter of fiscal 2010 -

•	Revenue increased 24% to $157.4 million

•	Increased adjusted EBITDA by 42% to $14.8 million

•	Adjusted EPS increased 12% to $0.27

Atlanta, GA, January 5, 2011 – Zep Inc. (NYSE:ZEP), a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions, today announced financial results for the first fiscal quarter ended November 30, 2010. Revenue for the first quarter increased approximately 24% to $157.4 million, compared with $126.8 million in the same period of the prior year. Earnings before interest, income tax, depreciation, and amortization expenses and excluding restructuring and acquisition-related expenses and a one-time benefit from a royalty income settlement (adjusted EBITDA) totaled $14.8 million for the quarter, an increase of $4.4 million or 42% from the same prior year period. First quarter fiscal 2011 adjusted net income was $5.9 million, or $0.27 per share on a fully diluted basis, an increase of $0.7 million or $0.03 per diluted share from the first quarter of fiscal 2010.

First quarter fiscal 2011 net income reflects charges totaling $1.0 million, or $0.04 per diluted share related to restructuring efforts and incremental expense due to an increased basis in acquired inventories. First quarter fiscal 2010 net income reflects charges totaling $0.5 million, or $0.02 per diluted share related to restructuring efforts and acquisition costs. Also included in first quarter 2010 net income and earnings per diluted share is $0.7 million or $0.03, respectively, from nonrecurring revenue associated with a royalty income settlement from Zep’s French licensee.

The following table provides a reconciliation of adjusted earnings per diluted share to reported diluted earnings per share:

	Three Months Ended November 30,
	2010	2009
Reported (GAAP) Diluted Earnings Per Share	$0.22	$0.25
Restructuring Charges	0.02	0.01
Acquisition Costs	—	0.01
One-time benefit from French licensee royalty settlement	—	(0.03)
Incremental expense due to increased basis of acquired inventories	0.02	—

Adjusted Diluted Earnings Per Share(a)(b)	$0.27	$0.24

(a)

Zep provides adjusted results that exclude restructuring charges, acquisition costs and other special items to reflect the impact of its initiatives to improve productivity. Zep provides adjusted information as an addition to, and not as a substitute for, financial measures presented in accordance with GAAP. The Company believes the adjusted presentation is a beneficial supplemental disclosure to investors in analyzing and assessing its past and future performance.

(b)	Rounding may affect summary presentation of adjusted diluted earnings per share totals.

John K. Morgan, Chairman, President and Chief Executive Officer, stated, “We are pleased with the financial and operational results we were able to achieve during the first quarter of fiscal 2011, particularly in light of the fact that organic sales growth, which we believe is adversely affected by sustained high unemployment, has not yet returned to the legacy business. With the Amrep, Waterbury and Niagara acquisitions, we are continuing to execute on a strategy to diversify our business into one that is better aligned with the overall markets we serve. These acquisitions enabled us to increase revenue by 24% in this fiscal year’s first quarter. Moreover, our efforts during the last eighteen months to meaningfully lower the break-even point of the business through the execution of restructuring and cost reduction initiatives continued to positively impact our profitability. All-in-all, I am pleased with the progress our associates have made in achieving financial results in line with our long-term goals”

First Quarter Results

Net sales totaled $157.4 million in the first quarter of fiscal 2011 compared with $126.8 million in the first quarter of fiscal 2010, an increase of $30.7 million or 24%. Zep’s first quarter fiscal 2011 sales performance benefited from $37 million of acquisition-related revenue. Organic growth through sales to customers in the automotive and food end markets was more than offset by volume declines in the Company’s other end markets. For example, sales to customers accessed through the retail channel were down from the same period in the prior year for two reasons. First, sales in the retail channel in the first quarter of fiscal 2010 benefited from promotions that were not expected to and that did not recur. Second, during fiscal 2010, the retail channel benefited from demand for sanitizer products in response to concerns regarding the H1N1 virus. Also, customers accessed through Zep’s industrial and institutional end markets – most notably manufacturing, schools, and government customers – continue to be negatively impacted by sustained high rates of unemployment and reduced government spending. Price increases contributed $2.5 million in revenue during the first quarter of fiscal 2011. These price increases were taken to offset continued increases in commodity costs, including D-Limonene, which is used in a broad range of citrus-based cleaning and plumbing products. Separately, in the first quarter of fiscal 2010, the Company executed a release agreement addressing historical business transactions with a third-party French licensee. Zep received a one-time, $1.1 million payment in the first quarter of fiscal 2010 pursuant to this release agreement.

Adjusted gross profit increased $10.0 million, or 14.6%, to $78.9 million during the first quarter of fiscal 2011, compared with $68.8 million in the same year-ago period. Adjusted gross profit margin declined approximately 470 basis points to 50.1% compared with the prior year fiscal first quarter. The decline in gross profit margin was attributable to the increased percentage of sales that were derived from the lower gross profit margin distributor channel as compared with the first quarter of fiscal 2010. The negative impact of mix on gross profit margin was partially offset by pricing and productivity-related gains in the first quarter.

The Amrep and Waterbury acquisitions have significantly altered Zep’s margin structure due to the increased percentage of product sold through the distributor and retail channels. While gross profit margin associated with sales through distributor and retail channels is lower, sales through these channels ultimately results in higher EBITDA margins given lower associated selling and distribution costs. The Company’s selling, distribution and administrative expenses declined as a percentage of sales to 43% in the first quarter of fiscal 2011 from 48.0% in the first quarter of fiscal 2010 – an improvement of approximately 500 basis points – as a result of increased retail and distributor sales.

Zep incurred acquisition costs during the first quarter of fiscal 2010 associated with the purchase of Amrep totaling $0.4 million. The Company did not incur material acquisition costs in the first quarter of fiscal 2011.

Restructuring charges totaled $0.7 million during the first quarter of fiscal 2011, compared with $0.4 million during the first quarter of fiscal 2010. In the fiscal 2011 first quarter, management completed a previously announced branch consolidation and continued reducing non-sales headcount to improve productivity. The Company expects to reinvest savings stemming from its restructuring activities into productivity enhancement and profitable growth initiatives.

Adjusted EBITDA totaled $14.8 million, an increase of $4.4 million or 41.8% from adjusted EBITDA from the same prior year period. Adjusted EBITDA margins were approximately 110 basis points higher in the first quarter of fiscal year 2011 compared with the same year-ago period. Since January 2010, Zep has completed three acquisitions resulting in the recording of approximately $62.5 million of finite-lived intangible assets (namely customer relationships and intellectual property). On an annual basis, amortization of these assets will result in $3.7 million of incremental amortization expense. Zep’s level of indebtedness, and, therefore its interest expense, has increased due primarily to the need to fund its acquisitions. The Company has begun to repay these borrowings using positive cash flow generated from acquired operations. Assuming current debt levels, total interest expense is expected to range from $6.5 million to $7.5 million on an annual basis.

The total number of diluted weighted average shares outstanding as of November 30, 2010 is approximately one-half million shares higher than in the year-ago period. This fluctuation in weighted average share count had a dilutive $0.01 impact on reported first quarter fiscal 2011 diluted earnings per share.

Summary of Cash Flow

Net cash provided by Zep’s operating activities totaled $4.5 million during the first quarter of fiscal 2011, compared with $7.1 million in the same prior year period. Cash flow from operations was reduced by approximately $2.0 million in the first quarter of fiscal 2011 as prior accrued professional fees associated with the Waterbury acquisition were paid. Also, sales incentives that were accrued in fiscal 2010 were paid in the first quarter of fiscal 2011. Cash used to fund acquisitions during the first quarter of fiscal 2011 totaled $74.3 million. Capital expenditures totaled $1.6 million in the first quarter of fiscal 2011, and were primarily composed of investments in building improvements, machinery, equipment, and information technology.

“Zep made noteworthy progress against its long term financial objectives this quarter, particularly its revenue and EBITDA margins goals. Further, we generated strong cash flow and were able to reduce our debt, net of cash and before acquisitions by approximately $5 million dollars. In the near term, we expect to continue investing in organic as well as acquisitive growth initiatives while leveraging our improved cost structure to enhance our top- and bottom-line performance. These efforts should yield meaningful results and well position Zep Inc. to achieve its long-term financial objectives,” Mr. Morgan concluded.

* * *

The unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information that may or may not be referenced in this press release, including adjusted gross profit, adjusted operating profit, adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual and not indicative of the Company’s core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. Moreover, this non-GAAP information may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure in the tables at the end of this press release.

A full discussion of the Company’s long-term objectives and financial goals may be found in its Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

As previously announced, the Company will host a conference call to discuss the first fiscal quarter’s operating results on Wednesday, January 5, 2011 at 9:00 AM ET. The call will be webcast and may be accessed through the Company’s website at www.zepinc.com or by dialing in at (913) 312-0710, access code: 9107353. A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc., with fiscal 2010 net sales of almost $570 million, is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets. The Company markets these products and services under well recognized and established brand names, such as Zep(R), Zep Commercial(R), Zep Professional(TM), Enforcer(R), National Chemical(R), Selig(TM), Misty(R), Next Dimension(TM), Petro(R), i-Chem(R), TimeMist(R), TimeWick, MicrobeMax(TM), Country Vet(R), Konk(TM), Niagara National(TM) and a number of private labeled brands. Some of Zep’s brands have been in existence for more than 100 years. Zep Inc.’s headquarters are in Atlanta, Georgia. Visit the Company’s website at www.zepinc.com.

* * *

This release contains, and other written or oral statements made by or on behalf of Zep may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, the Company, or the executive officers on the Company’s behalf, may from time to time make forward-looking statements in reports and other documents that are filed with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to statements relating to the Company’s future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or results of the Company. Examples of forward-looking statements in this press release include but are not limited to: statements regarding the economic environment and the impact this environment has had or could have on the Company’s current and/or future financial results; statements regarding benefits that the Company may realize from its acquisitions and its restructuring activities; statements regarding investments that may be made in the future to grow the business, either organically or otherwise, in accordance with the Company’s strategic plan, or that may be made for other purposes; statements regarding anticipated incremental interest expense, statements and related estimates concerning the benefits that the execution of the Company’s strategic initiatives are expected to have on future financial results, and statements regarding the realization of positive cash flow from acquired companies.

The Company’s forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from its historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•	economic conditions in general;

•	customer and supplier relationships and prices;

•	competition;

•	ability to realize anticipated benefits from strategic planning initiatives and timing of benefits;

•	market demand; and

•	litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause the Company’s actual results to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of Zep’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

* * *

Zep Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	NOVEMBER 30, 2010	AUGUST 31, 2010
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$14,746	$25,257
Accounts receivable, less reserve for doubtful accounts of $4,190 at November 30, 2010 and $4,995 at August 31, 2010	89,470	90,827
Inventories	66,367	53,192
Deferred income taxes	7,289	8,188
Prepayments and other current assets	11,669	9,779

Total Current Assets	189,541	187,243

Property, Plant, and Equipment, at cost:
Land	4,509	4,504
Buildings and leasehold improvements	58,694	58,224
Machinery and equipment	97,462	94,172

Total Property, Plant, and Equipment	160,665	156,900
Less - Accumulated depreciation and amortization	92,787	90,026

Property, Plant, and Equipment, net	67,878	66,874

Other Assets:
Goodwill	84,066	53,764
Identifiable intangible assets	66,729	30,271
Deferred income taxes	885	861
Other long-term assets	3,897	3,835

Total Other Assets	155,577	88,731

Total Assets	$412,996	$342,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$15,000	$15,000
Accounts payable	52,537	51,390
Accrued compensation	22,118	21,322
Other accrued liabilities	27,675	29,124

Total Current Liabilities	117,330	116,836
Long-term debt, less current maturities	137,975	77,150

Deferred Income Taxes	2,149	2,140

Self-Insurance Reserves, less current portion	5,420	5,420

Other Long-Term Liabilities	21,251	19,129

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 21,460,955 issued and outstanding at November 30, 2010, and 21,335,922 issued and outstanding at August 31, 2010	215	213
Paid-in capital	86,534	85,316
Retained earnings	29,120	25,052
Accumulated other comprehensive income items	13,002	11,592

Total Stockholders’ Equity	128,871	122,173

Total Liabilities and Stockholders’ Equity	$412,996	$342,848

Zep Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED NOVEMBER 30,
	2010	2009
Net Sales	$157,441	$126,751
Cost of Products Sold	79,390	56,859

Gross Profit	78,051	69,892
Selling, Distribution, and Administrative Expenses	67,673	60,284
Restructuring Charges	718	399
Acquisition Costs	—	367

Operating Profit	9,660	8,842
Other Expense (Income):
Interest expense, net	1,872	269
(Gain) Loss on foreign currency transactions	(161)	(77)
Miscellaneous expense (income), net	100	(57)

Total Other Expense	1,811	135

Income before Provision for Income Taxes	7,849	8,707
Provision for Income Taxes	2,910	3,287

Net Income	$4,939	$5,420

Earnings Per Share:
Basic Earnings per Share	$0.23	$0.25

Basic Weighted Average Number of Shares Outstanding	21,387	21,175

Diluted Earnings per Share	$0.22	$0.25

Diluted Weighted Average Number of Shares Outstanding	21,871	21,400

Dividends Declared per Share	$0.04	$0.04

Zep Inc.

CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

(In thousands)

	THREE MONTHS ENDED NOVEMBER 30,
	2010	2009
Cash Provided by (Used for) Operating Activities:
Net income	$4,939	$5,420
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	3,563	1,790
Excess tax benefits from share-based payments	(231)	(114)
Other non-cash charges	854	800
Deferred income taxes	882	6
Change in assets and liabilities, net of effect of acquisitions and divestitures -
Accounts receivable	8,137	6,920
Inventories	(4,870)	(3,216)
Prepayments and other current assets	(1,507)	(412)
Accounts payable	(2,770)	(3,902)
Accrued compensation and other current liabilities	(3,235)	(271)
Self insurance and other long-term liabilities	(377)	162
Other assets	(852)	(106)

Net Cash Provided by Operating Activities	4,533	7,077

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(1,623)	(1,057)
Acquisitions	(74,342)	—

Net Cash Used for Investing Activities	(75,965)	(1,057)

Cash Provided by (Used for) Financing Activities:
Proceeds from credit facility	144,500	37,900
Repayments of borrowings from credit facility	(83,675)	(44,400)
Employee stock issuances	99	90
Excess tax benefits from share-based payments	231	114
Dividend payments	(871)	(866)

Net Cash Provided by (Used for) Financing Activities	60,284	(7,162)

Effect of Exchange Rate Changes on Cash	637	602

Net Change in Cash and Cash Equivalents	(10,511)	(540)
Cash and Cash Equivalents at Beginning of Period	25,257	16,651

Cash and Cash Equivalents at End of Period	$14,746	$16,111

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited; In thousands, except per-share data)

	Three Months Ended November 30,
	2010	2009
Reported (GAAP) Gross Profit	$78,051	$69,892
Incremental expense due to increased basis of acquired inventories(a)	807	—
One-time benefit from royalty settlement from French licensee(d)	—	(1,089)

Adjusted Gross Profit	$78,858	$68,803

Adjusted Gross Profit Margin	50.1%	54.8%

	Three Months Ended November 30,
	2010	2009
Reported (GAAP) Net Income	$4,939	$5,420
Interest expense, net	1,872	269
Provision for Income Taxes	2,910	3,287
Depreciation and Amortization	3,563	1,790

EBITDA	$13,284	$10,766
Incremental expense due to increased basis of acquired inventories(a)	807	—
Restructuring Charges(b)	718	399
Acquisition Costs(c)	—	367
One-time benefit from royalty settlement from French licensee(d)	—	(1,089)

Adjusted EBITDA	$14,809	$10,443

Adjusted EBITDA Margin	9.4%	8.3%

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES (continued)

(Unaudited; In thousands, except per-share data)

	Three Months Ended November 30,
	2010	2009
Reported (GAAP) Net Income	$4,939	$5,420
Incremental expense due to increased basis of acquired inventories(a)	508	—
Restructuring Charges(b)	452	248
Acquisition Costs(c)	—	228
One-time benefit from royalty settlement from French licensee(d)	—	(678)

Adjusted Net Income	$5,899	$5,218

	Three Months Ended November 30,
	2010	2009
Reported (GAAP) Diluted Earnings Per Share	$0.22	$0.25
Incremental expense due to increased basis of acquired inventories(a)	0.02	—
Restructuring Charges(b)	0.02	0.01
Acquisition Costs(c)	—	0.01
One-time benefit from royalty settlement from French licensee(d)	—	(0.03)

Adjusted Diluted Earnings Per Share(e)	$0.27	$0.24

(a)

Under the purchase method of accounting, the total purchase price for certain assets and liabilities of Waterbury Companies, Inc. has been allocated to net tangible and intangible assets based on their estimated fair values as of the September 2, 2010 closing date of the acquisition. The estimated fair value of acquired finished goods inventories exceeded the historical net book value for such goods by $1.0 million. As a result of this step-up in asset basis, the Company recognized an increase of cost of goods sold totaling $0.8 million in the first fiscal quarter of 2011.

(b)

In the first quarter of fiscal 2011, Zep recorded a pretax restructuring charge of $0.7 million for costs associated with facility consolidations and non-sales related headcount reductions. In the first quarter of fiscal 2010, Zep recorded a pretax restructuring charge of $0.4 million for costs associated with facility consolidations.

(c)

The majority of these amounts include costs associated with advisory, legal and other due diligence-related services incurred in connection with acquisition-related activity. Acquisition costs associated with the Amrep, Inc. acquisition totaled $0.4 million during the first quarter of fiscal 2010.

(d)

In the first quarter of fiscal 2010, Zep executed a release agreement addressing historical business transactions with a third-party French licensee. Zep received a one-time, $1.1 million payment in the first quarter of fiscal 2010 pursuant to this release agreement.

(e)	Rounding may affect summary presentation of adjusted diluted earnings per share totals.